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                                                                 Exhibit (a)(ii)


                WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP
                          5 Cambridge Center, 9th Floor
                         Cambridge, Massachusetts 02142
                                 (888) 448-5554



                                          January 3, 2000


Dear Limited Partner:

Please be advised that the general partners of Winthrop California Investors Limited Partnership (the "Partnership") are affiliated with Quadrangle Associates II LLC, the entity making an offer to purchase 1,384 units of limited partnership interest in the Partnership. As a result of this affiliation, the Partnership is making no recommendation and is remaining neutral as to whether limited partners should tender their units pursuant to the Offer.

We are enclosing for your information a copy of the Schedule 14D-9 which we have filed with the Securities and Exchange Commission which sets forth more detailed information. If you have any questions or would like further information, please contact us at (888) 448-5554.

                                    Sincerely,

                                    WINTHROP CALIFORNIA INVESTORS
                                    LIMITED PARTNERSHIP